Exhibit 5.1

REEDER & SIMPSON P.C.

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3603
Majuro, MH 96960	Email: dreeder@ntamar.net
simpson@otenet.gr

April 18, 2007

Seaspan Corporation

Attn: Gerry Wang

Room 503, 5/F

Lucky Commercial Center

103 Des Voeux Road West

Hong Kong, SAR PRC

Re:  Seaspan Corporation – Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”) counsel to Seaspan Corporation (the “Company”), a non-resident domestic corporation formed under the laws of the RMI, with respect to certain legal matters in connection with the registration by the Company on Form F-3 (No. 333-           ) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of common shares of the Company (the “Common Shares”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to my satisfaction the following documents (together the “Documents”): (i) the Registration Statement; (ii) the Prospectus made part of the Registration Statement (the “Prospectus”); (iii) the Corporation’s Amended and Restated Articles of Incorporation; (iv) the Corporation’s Bylaws; and (v) resolutions of the meetings of the Board of Directors of the Corporation held April 16, 2007, approving the filing of the Registration Statement and all actions relating thereto. We have also examined such corporate documents and records of the Corporation and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Corporation and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Very truly yours,

/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson, P.C.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that, under the law of the RMI, the Common Shares have been duly authorized, and when issued, sold, and paid for as contemplated in the Prospectus, will be validly issued, fully paid and non-assessable.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to me under the headings “Legal Matters” in the Prospectus, without admitting we are an “expert” within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson, P.C.